Exhibit 99.1

YAHOO PROVIDES UPDATE ON PLANNED SPIN OFF OF REMAINING STAKE IN ALIBABA GROUP

SUNNYVALE, Calif. – December 9, 2015 – Yahoo! Inc. (NASDAQ: YHOO) today announced that its Board of Directors, after careful review and consideration of how to best drive long-term value for shareholders, has unanimously decided to suspend work on the pending plan, announced in January of 2015, to spin off the company’s remaining holdings in Alibaba Group Holding Limited (NYSE: BABA). The Board will now evaluate alternative transaction structures to separate the Alibaba stake, focusing specifically on a reverse of the previously announced spin transaction.

In the reverse spin off, Yahoo’s assets and liabilities other than the Alibaba stake would be transferred to a newly formed company, the stock of which would be distributed pro rata to Yahoo shareholders resulting in two separate publicly-traded companies.

“We believe that the previously announced spin off would be tax free to Yahoo and its shareholders,” said Maynard Webb, Chairman of Yahoo’s Board of Directors. “However, in consideration of developments since the original spin off plan was announced and after significant deliberations, we are suspending work on the Aabaco spin off. Among other factors, we were concerned about the market’s perception of tax risk, which would have impaired the value of Aabaco stock until resolved. Informed by our intimate familiarity with Yahoo’s unique circumstances, the Board remains committed to accomplishing the significant business purposes and shareholder benefits that can be realized by separating the Alibaba stake from the rest of Yahoo. To achieve this, we will now focus our efforts on the reverse spin off plan.”

“In addition to our efforts to increase value and diminish uncertainty for investors, the ultimate separation of our Alibaba stake will be important to our continued business transformation,” said Marissa Mayer, CEO of Yahoo. “In 2016, we will tighten our focus and prioritize investments to drive profitability and long-term growth. A separation from our Alibaba stake, via the reverse spin, will provide more transparency into the value of Yahoo’s business.”

The reverse spin off is expected to require, among other things, third party consents, preparation of audited financial statements, shareholder approval, and SEC filings and clearance, including under the Investment Company Act of 1940. While the company intends to move expeditiously to complete the transaction, it is advised that complex transactions of this kind can take a year or more to conclude.

Conference Call

Yahoo will host a conference call at 9:00 a.m. Eastern Time today to discuss this announcement. A live webcast of the conference call can be accessed through the company’s Investor Relations website at https://investor.yahoo.net/events.cfm. In addition, an archive of the webcast will be accessible for 90 days through the same link.

About Yahoo

Yahoo is a guide focused on making users’ digital habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in

Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company’s blog (yahoo.tumblr.com).

This press release contains forward-looking statements regarding Yahoo’s plan to separate its remaining holdings in Alibaba Group Holding Limited from Yahoo’s operating business. Risks and uncertainties may cause actual results to differ materially from the results predicted. With respect to the proposed separation of Yahoo’s stake in Alibaba Group Holding Limited from its operating business, the potential risks and uncertainties include, among others, factors affecting the feasibility and timing of any such transaction, including, without limitation, required third party consents, waivers and regulatory approvals; the additional costs associated with any such transaction; possible delays or failure in satisfying conditions to completion of any such transaction; adverse regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or foreign tax laws, rules or regulations that could materially impact or delay or prevent completion of any such transaction or cause the terms of any such transaction to be modified; and risks related to realization of the expected benefits of any such transaction to Yahoo and its stockholders. All information set forth in this press release is as of December 9, 2015. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov.

Media Relations Contact:

Sarah Meron, 408-349-4040

media@yahoo-inc.com

Investor Relations Contact:

Joon Huh, (408) 349-3382

investorrelations@yahoo-inc.com